Filed Pursuant to Rule 433

Registration No. 333-160645

Contact:	Liz Werner (Investment Community)
(O): (212) 770-7074

Mark Herr (News Media) (O): (212) 770-3505 (C): (718) 685-9348

AIG ANNOUNCES U.S. DEPARTMENT OF THE TREASURY LAUNCH

OF OFFERING TO SELL AIG COMMON STOCK

NEW YORK, May 4, 2012 – American International Group, Inc. (NYSE: AIG) today announced that the U.S. Department of the Treasury (Treasury) has launched an offering of its AIG common stock, par value $2.50 per share. Treasury will also grant an option to the underwriters for the offering to purchase additional shares to cover over-allotments, if any.

In connection with Treasury’s offering, AIG has indicated to Treasury that it intends to purchase shares of AIG common stock in the offering, at the initial public offering price, pursuant to an authorization granted today by the AIG Board of Directors to purchase up to $2 billion of AIG common stock.

“Today we are announcing further progress in our efforts to reach our goal of having the taxpayers recoup their investment in AIG at a profit,” said Robert H. Benmosche, AIG President and Chief Executive Officer. “This is another tremendous step forward for our company, our shareholders and the American taxpayer.”

In March 2012, Treasury sold approximately $6 billion of its AIG common stock, of which AIG purchased approximately $3 billion.

Barclays Capital Inc., BofA Merrill Lynch, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, UBS Securities LLC, and Wells Fargo Securities, LLC have been retained as joint bookrunners for the offering.

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This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, no assurance can be given that the offering or purchase will be completed. These forward-looking statements reflect AIG’s current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Except for AIG’s ongoing obligation to disclose material information as required by federal securities laws, it does not intend to provide an update concerning any future revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof.

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AIG Announces U.S. Department of the Treasury Launch of Offering to Sell AIG Common Stock

May 4, 2012

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AIG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that AIG has filed with the SEC for more complete information about AIG and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, AIG, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it from Barclays Capital Inc., by calling 888-603-5847; BofA Merrill Lynch, by calling 866-500-5408; Citigroup Global Markets Inc., by calling 877-858-5407; Credit Suisse Securities (USA) LLC, by calling 800-221-1037; Deutsche Bank Securities Inc., by calling 800-503-4611; Goldman, Sachs & Co., by calling 866-471-2526; J.P. Morgan Securities LLC, by calling 866-803-9204; Morgan Stanley & Co. LLC, by calling 866-718-1649; UBS Securities LLC, by calling 877-827-6444 (ext. 561 3884); and Wells Fargo Securities, LLC, by calling 800-326-5897.

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American International Group, Inc. (AIG) is a leading international insurance organization serving customers in more than 130 countries. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.